                                                                    EXHIBIT 12.1

                          TESORO PETROLEUM CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                                     Pro Forma
                                                                                                                    as Adjusted
                                                                                                                       for the
                                                                            Tesoro Historical                       Transactions
                                                         ---------------------------------------------------------  ------------
                                                                                 Years Ended December 31,
                                                         -----------------------------------------------------------------------
                                                            1997       1998        1999         2000       2001         2001
                                                         -----------------------------------------------------------------------
EARNINGS:
   Earnings (Loss) from continuing operations
     before income taxes and extraordinary loss ........ $   3,400   $  12,100   $  51,200   $ 123,500   $ 146,900   $ 270,900
   Interest expense, net of capitalized interest (a) ...     8,100      24,790      36,710      31,720      51,630     185,845
   Amortization of debt discount .......................      --           100         215         235         260         260
   Amortization of debt issuance costs .................      --           310         675         745         910       2,595
   Estimated interest portion of rents (b) .............    12,400      17,400      22,400      19,800      17,010      17,010
                                                         ---------   ---------   ---------   ---------   ---------   ---------
         Total Earnings ................................ $  23,900   $  54,700   $ 111,200   $ 176,000   $ 216,710   $ 476,610
                                                         ---------   ---------   ---------   ---------   ---------   ---------

FIXED CHARGES:
  Interest expense whether expensed or capitalized (a).. $   8,500   $  24,890   $  37,310   $  32,420   $  56,730   $ 190,945
  Amortization of debt discount ........................      --           100         215         235         260         260
  Amortization of debt issuance costs ..................      --           310         675         745         910       2,595
  Estimated interest portion of rents (b) ..............    12,400      17,400      22,400      19,800      17,010      17,010
                                                         ---------   ---------   ---------   ---------   ---------   ---------
        Total Fixed Charges ............................ $  20,900   $  42,700   $  60,600   $  53,200   $  74,910   $ 210,810
                                                         ---------   ---------   ---------   ---------   ---------   ---------

RATIO OF EARNINGS TO FIXED CHARGES .....................      1.14        1.28        1.83        3.31        2.89        2.26
                                                         =========   =========   =========    ========    ========   =========

                                                                       Pro Forma
                                                                       as Adjusted
                                                           Tesoro       for the
                                                         Historical   Transactions
                                                         -------------------------
                                                             Six Months Ended
                                                               June 30, 2002
                                                         -------------------------
EARNINGS:
   Earnings (Loss) from continuing operations
     before income taxes and extraordinary loss ........  $(122,600)    $(200,600)
   Interest expense, net of capitalized interest (a) ...     70,930        89,380
   Amortization of debt discount .......................        140           140
   Amortization of debt issuance costs .................        830         1,080
   Estimated interest portion of rents (b) .............     10,255        10,255
                                                          ---------     ---------
         Total Earnings ................................  $ (40,445)    $ (99,745)
                                                          ---------     ---------

FIXED CHARGES:
  Interest expense whether expensed or capitalized (a)..  $  72,215     $  90,665
  Amortization of debt discount ........................        140           140
  Amortization of debt issuance costs ..................        830         1,080
  Estimated interest portion of rents (b) ..............     10,255        10,255
                                                          ---------     ---------
        Total Fixed Charges ............................  $  83,440     $ 102,140
                                                          ---------     ---------

RATIO OF EARNINGS TO FIXED CHARGES .....................         *             *
                                                          =========    ==========

------------------------------
* For the six months ended June 30, 2002 fixed charges exceeded earnings by $123.9 million and $201.9 million on a historical basis and on a pro forma basis, respectively.

(a) Includes interest expense and financing costs.

(b) For a majority of the marine charter leases the interest portion of rents was estimated by using the Company's incremental borrowing rate in effect at the inception of the leases. For the remaining leases, interest expense was estimated by using one third of the rental payments. Total rental expense including marine charters was approximately $45 million, $54 million, $64 million, $60 million and $66 million for the years ended 1997, 1998, 1999, 2000 and 2001, respectively, and $44 million for the six months ended June 30, 2002.